Exhibit 10.97

NETDIMENSIONS CONTENT CLIENT

LICENSE AGREEMENT

Signature Section (including Commercial Terms)

1.                            DATE: February 24, 2004

2.                            PARTIES:

(1)          NetDimensions: NetDimensions Limited, a company incorporated in Hong Kong the registered office of which is at 10F Siu On Centre, 188 Lockhart Road, Wan Chai, Hong Kong; and

(2)          Content Client: The Content Client, whose details are as follows:

Name:	VCampus Corporation

Country/state of incorporation:	USA

Place of business:	1850 Centennial Park Drive, Suite 200
Reston, VA 20191

Contact details:
• Contact name	Christopher Nelson
• Contact position	Chief Financial Officer
• Telephone	(703) 654-7214
• Fax	(703) 654-7319
• Email	cnelson@vcampus.com
• Website	www.vcampus.com

NetDimensions Contact details
• Contact	Customer Services
• Telephone	+852 2122 4588
• Fax	+852 2869 8760
• Email	support@netdimensions.com
• Website	www.netdimensions.com

And for first-line support
• Contact	Gideon Sheps
• Telephone	+1 416 636-3682
• Fax	+1 416 636-6154
• Email	gideon.sheps@netdimensions.com
• Website	N/A

3.                            INTRODUCTION

NetDimensions is the sole and exclusive owner of the Enterprise Knowledge Platform (EKP) Software (as defined below). The Content Client wishes to acquire a license of the Software from NetDimensions to host courseware and to manage blended learning solutions for its customers. NetDimensions agrees to license the Software to the Content Client in accordance with the terms and conditions set out in this Agreement, which comprises this signature section, the Service Level Terms Schedule and the Standard Terms and Conditions Schedule.

COMMERCIAL TERMS

Software:	EKP Gold (includes connectivity APIs, customization toolkit, etc.) license with no preset limit on concurrent usage. The Software will be delivered to Content Client electronically.

Commencement Date:	28 February 2004

Initial Term:	18 months from the Commencement Date

Minimum Charge (non-refundable):	US$[*] payable as follows:

On signing: US$[*]

By 30 June 2004: US$[*]

By 30 September 2004: US$[*]

The Content Client will not remit additional revenue sharing payments until and unless the total owed exceeds the total minimum payments made.

Revenue Share:

Revenue Share is based on Gross Revenue, which, for the purposes of this contract, is defined as: “Revenue generated from online course sales and recognized in accordance with U.S. Generally Accepted Accounting Principles, less taxes billed to End Users as a separate line item (and remitted to a U.S. government) and any amounts actually rebated or refunded to the Customer.”

Basic LMS Service:

Content Client will pay NetDimensions [*]% of gross revenue derived from End Users to which Content Client, in its sole discretion, serves online courses on the Software. Gross Revenue from these End Users will include revenues derived from:

• COTS course registrations
• VCampus-developed course registrations
• 3rd party-developed course registrations (courses provided to the Content Client by End Users)
Gross Revenue does not include revenues from custom course development, professional services, or

Confidential Treatment Requested for Portions of this Document fees associated with the setup and administration of an End User’s campus.

Instructor-led Training (ILT) Service:

Content Client will pay NetDimensions [*]% of incremental Gross Revenue (above and beyond the “Basic LMS Service” revenues) received by the Content Client from its customers specifically for the provision of ILT management capabilities, with a minimum of US$[*] per ILT registration by an End User.

Unlimited Instructor-led Training (ILT) Service:

For federal government contracts (FasTrac, GoLearn, military etc) where the Content Client is required to offer unlimited ILT services, the Content Client will not be required to account for or pay any fees for individual course registrations. Instead, the Content Client will pay NetDimensions [*]% of Gross Revenue derived from the provision of the following services as specified in those federal government contracts:

• COTS course registrations
• VCampus-developed course registrations
• 3rd party-developed course registrations (courses provided to the Content Client by End Users)
• ILT course registrations
This does not include revenues from custom course development, professional services, or fees associated with the setup and administration of an End User’s campus.

Revenue Share reporting and payment dates (for the avoidance of doubt, a Revenue Share payment date is the date by which a payment must be deposited and credited into the payee bank account specified by NetDimensions):

First reporting date (in respect of the period from the Commencement Date until 30 June 2005): 15 April 2004 for the calendar quarter and two weeks to 31 March 2004

Subsequent reporting dates (in respect of each calendar quarter) shall be within 15 days of the end of the relevant calendar quarter

All payment dates shall fall 15 days after the relevant reporting dates

Restrictions on content or	End Users will not be permitted to upload or link

courseware:

their own or 3rd party-developed course content to the Software. End Users must provide their own or 3rd party-developed course content to the Content Client, who may upload or link that content to the Software on behalf of the End User.

End Users:	[*]

[*]

Designated Server IP Address(es):	Content Client will designate a reasonable number of IP addresses to accommodate testing, fallback, or other standard operational requirements required by the Content Client’s business.

Designated Site(s):

In order to provide Application Server Provider (ASP)-based learning management services to the End Users, the Content Client may install the Software on its own servers or on servers at a secure 3rd party hosting facility specified by the End User.

Section 508 compliance:

NetDimensions agrees to test the Software at the Content Client’s expense and to use its best efforts, subject to discussion with the Content Client on the costs of compliance, to comply with any remedial requirements outlined as a result of the testing

Content Client Customization or Integration:

The Content Client may integrate EKP Gold with other systems or customize EKP Gold with a view to enhancing or improving that Product for the benefit of End Users or potential End Users (“Content Client Customization or Integration”).

The Content Client shall indemnify NetDimensions against all liability which it may incur if any Content Client Customization or Integration infringes the Intellectual Property Rights of a third party or otherwise cause NetDimensions to suffer loss, damage or expense.

The Intellectual Property Rights in any Content Client Customization or Integration that has been developed or created solely by the Content Client without input from NetDimensions shall be owned by the Content Client and NetDimensions acknowledges that it has no proprietary rights whatsoever in such Intellectual Property Rights.

Trademarks, Service Marks, Logos, and Slogans:

NetDimensions agrees to change the message in the browser’s title bar from “Enterprise Knowledge Platform by NetDimensions” to “VCampus – Your e-Learning Partner”. Content Client agrees to pay a one-time fee of $[*] for this change. Content Client agrees to use this modification in its ASP implementation of the system, but will not use it for any licensed (behind-the-firewall) implementations of the system.

Online Help Files:

NetDimensions agrees to provide the Content Client with the original RoboHelp source files for User Help, Instructor/Reviewer Help, and Administration Help. NetDimensions will allow the Content Client to modify, output, and link these files to the Software as necessary to accommodate its business requirements.

End User References:

NetDimensions agrees not to exercise its right to contact the Content Client’s End Users directly, as set forth in section 6.3 of the Standard Terms and Conditions Schedule, unless an outside arbitrator has deemed it reasonable or necessary.

Support:

In addition to the terms set forth in the Service Level Terms Schedule, telephone support will be available between the hours of 9:00 a.m. and 6:00 p.m. U.S. Eastern Standard Time, Monday through Friday. NetDimensions will also provide the Content Client with a list of Hong Kong public holidays no less than three months in advance of those holidays. E-Mail support will be available 24 hours per day, every day.

Upgrades, Updates, and Patches:

NetDimensions shall supply the most current version of the Software to Content Client electronically. Furthermore, if at any time NetDimensions shall make available to the general public a more current release of any component of the Software, NetDimensions shall promptly provide Content Client with the more current release. VCampus shall have no obligation to convert to the current release.

Conflicts

In the event of any conflict between any provision contained in these terms and conditions and any provision contained in the Standard Terms and Conditions Schedule or the Service Level Terms Schedule, the provision contained in these terms and conditions shall prevail to the extent necessary to resolve the inconsistency, and section 1.4 of the Standard Terms and Conditions Schedule will not be used to determine precedence.

/s/ JAY SHAW	/s/ CHRISTOPHER NELSON
Signed for and on behalf of NetDimensions Limited by:	Signed for and on behalf of the Content Client by:
Name: JAY SHAW	Name: CHRISTOPHER NELSON
Title: MANAGING DIRECTOR	Title: CFO

in the presence of:	in the presence of:
Name of witness: KATY CHENG	Name of witness: DIANA MOJICA
Address:	Address:

CONTENT CLIENT

LICENSE AGREEMENT
Standard Terms and Conditions Schedule

1                                         Definitions and Interpretation

1.1 In this Agreement, unless the context otherwise requires, the following words have the following meanings:

“Agreement”	means this Content Client Licence Agreement, comprising the signature section (incorporating the Commercial Terms), the Service Level Schedule and the terms and conditions in this Schedule;

“Annual Minimum Charge”	means the non-refundable advance on the Revenue Share payable by the Content Client specified in the Commercial Terms;

“Commencement Date”	means the commencement date of this Agreement specified in the Commercial Terms;

“Commercial Terms”	means the commercial terms set out in the signature section of this Agreement;

“Designated Server IP Address”	means the Content Client’s server IP address specified in the Commercial Terms;

“End User”

means, as specified in the Commercial Terms, a customer of the Content Client (and its employees) who has the right to access and use the Content Client’s courseware operated on the Software (with restrictions, if any, on the types of Users specified in the Commercial Terms);

“Initial Term”	means the initial term of this Agreement, as set out in the Commercial Terms;

“Intellectual Property Rights”

means any patent, copyright, design (registered and unregistered), trade mark and service mark, trade and business names (including Internet domain names and e-mail address names), unregistered trade marks and service marks, database rights, know-how and unpatented inventions and any other intellectual property rights in any relevant jurisdiction;

“License Fee”	means the Revenue Share, the Annual Minimum Charge and any additional fees charged pursuant to this Agreement;

“Related Documentation”

means the installation instructions and user guide supplied to the Content Client by NetDimensions (whether physically or by electronic means) in conjunction with the Software, including any part or copy;

“Revenue Share”

means the share of gross revenues payable to the Content ClientforcoursesforwhichEndUsersenrolorregisterClient for courses for which End Users enrol or register (regardless of whether they attend or take the courses) using the Software, as specified in the Commercial Terms;

“Software”	means NetDimensions’ software as detailed in the Commercial Terms.

1.2    In this Agreement words importing the singular include the plural and vice versa and words importing gender include any other gender.

1.3    The headings of Clauses are for ease of reference and shall not affect the construction of this Agreement.

1.4    In the event of any conflict between any provision contained in these terms and conditions and any provision contained in any other part of this Agreement, the provision contained in these terms and conditions shall prevail to the extent necessary to resolve the inconsistency.

2 License

2.1    NetDimensions grants to the Content Client a non-exclusive, non-transferable license to use the Software (in object code only) and the Related Documentation with effect from the Commencement Date for the duration of, and subject to, the terms and conditions of this Agreement.

2.2    This Agreement shall commence on the date that it has been signed by both parties and shall continue until the end of the Initial Term and thereafter, unless and until terminated by either party on three months’ written notice to the other to expire at the end of the Initial Term or the anniversary thereof, or otherwise pursuant to the terms of this Agreement.

2.3    The Software is licensed only for use on the Designated Server IP Address at the Designated Site for the purposes of hosting the Content Client’s courseware to End Users. The Content Client shall comply with any restrictions contained in the Commercial Terms regarding the content or courseware that may be used with the Software and/or the identity or number of End Users.

3 License Fee and Payment

3.1    The Content Client shall pay to NetDimensions the Annual Minimum Charge prior to the commencement of each year of this Agreement. The Annual Minimum Charge shall be an advance on future Revenue Share for the coming year of this Agreement, but shall not be refundable in the event that the Revenue Share for that year is less than the Annual Minimum Charge.

3.2    The Content Client shall also report to NetDimensions and pay the Revenue Share (in excess of the Annual Minimum Charge) in the manner and at the times specified in the Commercial Terms.

3.3    Payment of all amounts due to NetDimensions under this Agreement shall be made by the Content Client in United States Dollars by wire transfer or in such other currency or by such other method as may reasonably be specified from time to time by NetDimensions.  The Content Client shall be responsible for payment of all bank charges.

3.4    Payment of all sums due to NetDimensions must be made by the Content Client in full without any set-off (whether at common law or otherwise), deductions or withholding for or on account of any taxes, fees, levies, imports, duties or charges of any nature imposed by any governmental authority on any payment due hereunder, except as required by law.  Where any such deduction or withholding is required, the Content Client shall pay NetDimensions such additional sum as shall be required so that the sum received by NetDimensions shall be the same as if no such deduction or withholding had been made.

3.5    If the Content Client fails to make a payment when due, NetDimensions may suspend the license of the Software and the provision of the Support (as defined in the Service Level Terms Schedule) until payment in full, in addition to its rights of termination under Clause 10. NetDimensions shall also be entitled to charge interest on any overdue amounts at a rate of 2% per annum above the prime lending rate of the Hong Kong and Shanghai Banking Corporation at the date of the invoice compounded daily from the due date until the date of payment.

4 Support

4.1    NetDimensions shall provide second-line telephone and e-mail technical support for the Software in accordance with the Service Level Terms Schedule.

5 Content Client’s Undertakings

5.1    The Content Client shall not, and shall ensure that the End Users do not use, copy, sub-license, modify, adapt, translate, reverse engineer or disassemble the Software or Related Documentation or create any derivative work based thereon or merge or include the Software or Related Documentation with or in any other software save as expressly provided for in this Agreement.  The Content Client may make such back-up copies of the Software and/or Related Documentation as are reasonably necessary for disaster recovery and security purposes.

5.2    The Content Client shall not remove the copyright notice, trade marks or service marks of NetDimensions from any copies, in any form, including partial copies or modifications of the Software or Related Documentation, made in accordance with this Agreement.

5.3 The Content Client shall:

5.3.1 not provide or otherwise make available the Software or Related Documentation in whole or in part, in any form to any person other than the Content Client’s employees without NetDimensions’ prior written consent;

5.3.2 notify NetDimensions immediately if the Content Client becomes aware of any unauthorised use of the whole or any part of the Software or Related Documentation by any person;

5.3.3 use the Software and Related Documentation only in accordance with NetDimensions’ reasonable operating instructions and the terms of this Agreement;

5.3.4 use commercially reasonable efforts, using up to date virus checking routines to ensure that the Software remains free from viruses;

5.3.5 ensure that the Software is only used on the Designated Server IP Address at the Designated Site.

5.4         The Content Client shall be responsible for maintaining the confidentiality of its passwords and for procuring that all End Users keep their own passwords confidential.  If the Content Client becomes aware of any unauthorised access to the Software by any person who uses a password without the Content Client’s or NetDimensions’ authorisation, or if the Content Client believes that a password has been lost or stolen, the Content Client will immediately notify NetDimensions.

5.5         Unless the Content Client gives written notice to NetDimensions to the contrary, the Content Client agrees that NetDimensions may refer to it in NetDimensions’ Web site and marketing materials and agrees to participate in press announcements and other media marketing related to the use of the Software at NetDimensions’ reasonable request.

6 Audit

6.1         The Content Client will during the term of this Agreement maintain proper, up to date books and records, including accounting records, of all transactions involving the Software.

6.2         NetDimensions may inspect, review and/or audit any matter related to the performance by the Content Client of any of its obligations under this Agreement.  In particular, NetDimensions may (by itself or by its agents) not more than twice per year access the Content Client’s premises (with reasonable prior notice) for the purposes of inspecting, reviewing and/or auditing the Content Client’s books and records referred to in Clause 6.1. NetDimensions may not more than twice per year also review and/or audit the Content Client’s quality of service to End Users.

6.3         The Content Client agrees that NetDimensions may (by itself or by its agents) contact End Users directly for the purposes of reviewing and/or auditing the Content Client’s quality of service to End Users.

7 Intellectual Property Rights

7.1         The Intellectual Property Rights in the Software, the Related Documentation and any other software provided to the Content Client by NetDimensions under this Agreement (including any modifications, alterations or additions made at the request of the Content Client to the Software) shall be owned by NetDimensions.

8 Warranty

8.1         NetDimensions warrants that:

8.1.1 it has full title to and ownership of the Software and has full power and authority to enter into this Agreement; and

8.1.2 the Software licensed and delivered pursuant to this Agreement shall perform substantially in accordance with the Related Documentation for such version for a period of 90 days from the Commencement Date.

8.2         Except as set out in Clause 8.1 and to the extent permitted by law, NetDimensions excludes all other representations and warranties (express or implied) regarding the Software and Related Documentation, including but not limited to, representations and warranties of merchantability and fitness for a particular purpose.

8.3         If the Content Client discovers a material error in the Software which substantially affects the Content Client’s use of it and notifies NetDimensions of the error within 90 days from the Commencement Date, NetDimensions shall at its sole option either refund the License Fee or use reasonable endeavours to correct by free update or upgrade that part of the Software which does not comply, provided that the non-compliance has not been caused by any modification, variation or addition to the Software not performed by NetDimensions, or caused by its incorrect use, abuse or corruption of the Software, or by use of the Software with other software or on equipment other than NetDimensions supported hardware and software configurations as agreed at the time of signing this Agreement or on a server IP address other than the Designated Server IP Address or at sites other than the Designated Site.

8.4         The Content Client acknowledges that software in general is not error-free and that NetDimensions gives no warranty that the Software or Related Documentation will be uninterrupted or error-free.

9 Limitation of Liability

9.1         Nothing in this Agreement shall exclude or limit liability for death or personal injury resulting from the negligence of any of the parties or its employees while acting in the course of their employment.

9.2         Subject to Clause 9.1, NetDimensions’ entire aggregate liability to the Content Client for any loss or damage arising from any act or omission relating to this Agreement regardless of the form of action, whether in contract or tort (including in each case negligence), strict liability or otherwise, shall be limited in any one period of 12 months after the Commencement Date to proven direct damages in an amount not to exceed the License Fee paid in respect of that 12 months.

9.3         NetDimensions shall not under any circumstances be liable to the Content Client for any loss of revenue, business, contracts, anticipated savings, profits, data or information, or any indirect or consequential loss whether arising from negligence, breach of contract or howsoever.

9.4         Except as expressly set out in this Agreement, NetDimensions disclaims all warranties whatsoever (whether express or implied) in respect of the Software, the Related Documentation and the Support to the maximum extent permitted by law, including (without limitation) warranties or conditions relating to satisfactory quality or fitness for any particular purpose.

10 Indemnity

10.1 The Content Client will fully indemnify, defend and hold NetDimensions and its directors, officers, employees, agents and sub-contractors harmless from and against any claims made against NetDimensions by a third party arising in connection with:

10.1.1 any claimed violation of laws, rules, policies and procedures by the Content Client’s use of the Software;

10.1.2 liability resulting directly or indirectly from any content incorporated in the Software by the Content Client or at the Content Client’s request;

10.1.3 any claimed violation by NetDimensions of any laws, rules, policies and procedures which is or are a consequence of the Content Client failing to inform NetDimensions that the Content Client’s content or data transmission requires NetDimensions to obtain licenses, permits and/or approvals;

10.1.4 information or data of the End Users that violates or allegedly violates any law or regulation, or is defamatory;

10.1.5 any damage to or destruction of the Software or Related Documentation supplied by NetDimensions to the Content Client under this Agreement to the extent that such damage or destruction is caused by the actions of the Content Client, its employees, sub-contractors or agents.

10.2   NetDimensions agrees to indemnify the Content Client against and defend at its own expense any action brought against the Content Client to the extent that it is based on (1) a claim that the Software or Related Documentation constitutes an infringement of any third party patent, trade mark or copyright, or (2) a claimed violation by NetDimensions of any laws, rules, policies, or procedures which are not related to the Content Client’s use of the Software or content that is provided by the Content Client or its End Users, provided that the Content Client:

10.2.1 notifies NetDimensions in writing as soon as is reasonably possible and in any event within 30 days of becoming aware of any alleged infringement;

10.2.2 makes no admission without NetDimensions’ prior written consent; and

10.2.3 provides all reasonable assistance in conducting all negotiations and litigation, if required to do so by NetDimensions.

10.3 NetDimensions is authorised, at its own expense, to defend or, at its option, to settle the claims referred to in Clause 10.2.  In the event that the Software is held by a final court decision to constitute an infringement of the rights referred to in Clause 10.2, NetDimensions shall, at its own cost and sole option, either obtain the right for the Content Client to continue using the Software, or replace or modify the Software so that it is no longer infringing, or reimburse the Content Client for the amount paid under this Agreement.

11 Termination

11.1 Either party may (without prejudice to its other rights) terminate this Agreement by notice in writing to the other if the other party:

11.1.1 defaults in due performance or observance of any material obligation under this Agreement (including, in the case of the Content Client, a failure to pay the License Fee when due and payable) and, in the case of a remediable breach, fails to remedy the breach within 30 days of receipt of the terminating party’s notice so to do, and such termination shall take effect either immediately or at a date specified in the notice; or

11.1.2 becomes bankrupt or insolvent, or if the other party’s business is placed in the hands of a receiver or trustee, whether voluntarily or otherwise, and such termination shall take effect either immediately or at a date specified in the notice.

11.2 The termination of this Agreement for whatever cause shall not prejudice or affect the rights of either party against the other in respect of any breach of this Agreement or in respect of any monies payable by any either party to the other in respect of any period prior to termination.

11.3 NetDimensions may suspend the provision of any services under the Service Level Terms Schedule if:

11.3.1 circumstances arise in respect of which it has the right to terminate this Agreement; or

11.3.2 the Content Client has failed to pay any amount due to NetDimensions under or in relation to this Agreement or, in the reasonable opinion of NetDimensions, breached any of the terms of this Agreement, and may continue the suspension until the relevant payment has been made or the relevant breach cured.

12 Consequences of Termination

12.1 Upon termination of this Agreement for any reason, all license rights granted shall immediately cease and the Content Client shall, at NetDimensions’ option, either return or destroy the Software and Related Documentation and all copies, including any updates or modifications.

12.2 Termination of this Agreement shall not affect the obligation of the Content Client to pay NetDimensions any fees or other payments which are due and unpaid at the date of termination.

12.3 Any termination of this Agreement shall not affect any accrued rights or liabilities of either party nor shall it affect the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such termination.

13 Confidentiality

13.1 Each party (the “Receiving Party”) agrees to keep confidential and not copy, adapt, alter or divulge to any third party any and all data, information or materials supplied to or observed by its agents, employees or subcontractors in the course of performing this Agreement which belongs to or relates to the other party (the “Disclosing Party”) or the other party’s business, organisation, work methods, know-how, clients, programs or products, or which belongs to or relates to any member of the other party’s group.

13.2 Each party shall immediately inform the other if it becomes aware of the possession, use or knowledge of, or attempts to gain access to, any of the confidential information by any person not authorised to possess, use or have knowledge of the confidential information and shall at the request of the other party provide such reasonable assistance at its own expense as is required by such other party to deal with such event.

13.3 The provisions of this Clause shall not apply to any information which:

13.3.1 is in or enters the public domain other than by breach of this Clause; or

13.3.2 is obtained from a third party who is lawfully authorised to disclose such information; or

13.3.3 is independently developed without reference to the confidential information of the Disclosing Party and such independent development can be proved to the reasonable satisfaction of the Disclosing Party; or

13.3.4 is authorised for release by written consent of the Disclosing Party; or

13.3.5 is required to be disclosed by order of a court of competent jurisdiction or by a governmental or regulatory body.

14 Export Regulation

14.1 If the Content Client exports the Software and/or Related Documentation outside of the Hong Kong Special Administrative Region in accordance with this Agreement, the Content Client is obligated and solely responsible for ensuring compliance with all applicable import and export laws and regulations of the country of destination and any applicable foreign jurisdiction.

14.2 The Content Client shall indemnify, defend and hold NetDimensions harmless from any claims brought against NetDimensions arising from the Content Client’s export, import or handling of the Software and Related Documentation.

15 Force Majeure

15.1 Neither party shall be liable to the other under this Agreement for any failure to perform its obligations hereunder other than payment obligations or for any loss or damage which may be suffered by the other party due to any circumstances beyond its reasonable control including without limitation any Act of God, failure or shortage of power supplies, flood, lightning or fire, strike or other industrial action the act or omission of Government or other competent regulatory authority, war, military operations, or riot.

15.2 If either party wishes to rely upon this Clause it shall send written notice to the other party explaining the relevant force majeure circumstances.

16 General

16.1 This Agreement is personal to the Content Client and may not be assigned to any third party in whole or in part without the prior written consent of NetDimensions.

16.2 This Agreement shall not be varied or amended unless such variation or amendment is agreed in writing by duly authorised representatives of both parties.

16.3 If any provision of this Agreement is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, such provision shall be severed and the remainder of the provisions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid, illegal or unenforceable provision eliminated.  In the event of a holding of invalidity so fundamental as to prevent the accomplishment of the purpose of this Agreement, the parties shall immediately commence good faith negotiations to remedy such invalidity.

16.4 No failure or delay on the part of either of the parties to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy as the case may be.  The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

16.5 The parties agree that this Agreement constitutes the entire understanding between the parties relating to the subject matter hereof unless any representation or warranty made about this Agreement was made fraudulently and, save as may be expressly referred to or referenced herein, supersedes all prior representations, writings, negotiations or understandings with respect hereto.

17 Notices and Communications

17.1 Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been duly given if left at or sent by hand or by registered post, or by facsimile or such other electronic media which may from time to time be agreed by the parties to a party at the address or facsimile number set out in the Signature Section of this Agreement or such other address or facsimile number as one party may from time to time designate by written notice to the other.

17.2 Any such notice or other document shall be deemed to have been received by the addressee three working days following the date of dispatch if the notice or other document is sent by registered post, or simultaneously with the delivery or transmission if sent by hand or if given by facsimile or other electronic means.

18 Governing Law and Disputes

18.1 This Agreement shall be governed by and construed and interpreted in accordance with the laws of England.

18.2 Any disputes or differences between the parties arising out of or in connection with this Agreement shall be referred to the contact persons identified in the signature section of this Agreement. They shall immediately refer such disputes to the relevant person within the company for resolution and notify the other party of the identity of the responsible person (the “Representatives”). The Representatives shall confer with one another whenever reasonably called upon to do so by the other and attempt to resolve the dispute or difference amicably.

18.3 If the dispute cannot be resolved by the Representatives within a maximum of 14 days after it has been referred to them, NetDimensions shall have the option to refer the dispute to arbitration.  Any exercise by NetDimensions of the option under this Clause shall be made within 14 days or the option shall lapse. Any arbitration shall be determined by a sole arbitrator in England. The language of the arbitration shall be English. The arbitrator shall be appointed by agreement between the parties or in default of agreement within 14 days after either party’s request to the other to join in an appointment, appointed at the request of either party by the Chartered Institute of Arbitrators.

18.4 The performance of any obligations under this Agreement shall not cease or be delayed by this dispute resolution procedure.

18.5 Subject to the above, the courts of England shall have the exclusive jurisdiction to hear and determine all disputes or differences arising out of or in connection with this Agreement and the parties submit thereto.

18.6 Nothing in this Clause shall preclude NetDimensions from seeking remedies in any other jurisdiction.

CONTENT CLIENT

LICENSE AGREEMENT

Service Level Terms Schedule

1 Scope

1.1 NetDimensions will provide support for up to two named Content Client employees between the hours of 9:00 a.m. and 5:00 p.m. Hong Kong time, Monday through Friday, excluding all Hong Kong public holidays (“Support”). The Content Client may change the designated employees at reasonable intervals. NetDimensions will not provide any support directly to End Users.

1.2 NetDimensions will only provide Support for: (a) the then-current Version, and (b) the immediately preceding Version for a period of six months following the release of the then-current Version.  Any changes made by the Content Client or any End User to the Products are not covered by Support. In addition, Support does not include service required as a result of: (a) any modification, reconfiguration, maintenance or support of the Software not performed by NetDimensions unless otherwise agreed in writing by NetDimensions, (b) any use of the Software on a system or network that does not meet NetDimensions’ minimum standards, (c) any software other than the Software, or (d) any hardware. “Version” means any version of the Software released by NetDimensions designated, in NetDimensions’ sole discretion, with a version number where the number to the left of the first decimal point is different from a preceding release.

1.3 NetDimensions will endeavour to comply with the Customer’s request for on-site technical support.  However the Customer acknowledges that the provision of such services is at NetDimensions’ sole discretion and may depend upon the availability of appropriate resources at the relevant time. If NetDimensions performs on-site service, the Content Client shall pay actual travel, accommodation, living and per-diem expenses reasonably incurred by NetDimensions.  If NetDimensions is unable to resolve a problem by remote access within a reasonable period of time, then NetDimensions, at its option, may send personnel on-site to resolve the problem and the Content Client shall provide reasonable access to such NetDimensions personnel.

2.1 NetDimensions will prioritise support requests into four levels:

2 Service Level Agreement

PRIORITY	DESCRIPTION	INITIAL RESPONSE TIME	PROBLEM FIX TURNAROUND TIME

1.	Critical problem. System is down.	4 hours	1 working day

2.

Major problem.  System is functioning but operation is severely affected.  Priority 2 problems may be resolved with a fix or a workaround.  If a workaround is provided, the priority level will be downgraded to priority 3.

		8 hours	5 working days

3.	Minor problem. System is functioning and workaround is available. Priority 3 problems should be resolved with a fix or a workaround.	Next working day	To be mutually agreed between the parties

4.	“How to” or administrative request. Content Client requests advice on how to use an existing function of the Services, or requests an administrative operation such as courseware uploading.	2 working days	N/A

“Initial Response Time” refers to the targeted response time in which NetDimensions will communicate with the Customer in respect of the reported problem.

“Problem Fix Turnaround Time” refers to the targeted time in which NetDimensions will resolve the problem identified in a problem log form and such resolution may be by way of a fix or a workaround.

2.2 The time periods set out above shall commence on receipt of the problem log form by NetDimensions.

2.3 NetDimensions shall use its reasonable endeavours to resolve all problems identified in the problem log forms within the timescales set out above.  However, due to the unpredictable nature of enquiries, NetDimensions gives no warranty that such timescales will be met and shall not be liable for any failure to do so.

3 Professional Services

3.1 If at the Content Client’s request NetDimensions provides services that are not covered under this Agreement (for example, if the Content Client requests that NetDimensions conducts an investigation or a troubleshooting exercise, which in turn discovers configuration, set-up or third-party software issues not caused by NetDimensions or the Software), the Content Client shall pay the then-current time and materials fees charged by NetDimensions’ professional services group.